Exhibit 10.29
AGREEMENT
     THIS AGREEMENT MADE AND ENTERED INTO at Cleveland, Ohio this 31st day of May, 1999, by and between FOREST CITY ENTERPRISES, INC., an Ohio corporation, of Terminal Tower, 50 Public Square, Suite 1100, Cleveland, Ohio 44113-2267, hereinafter referred to as “Company”, and ROBERT G. O’BRIEN of 6925 Waterpepper Circle, Solon, Ohio 44139, hereinafter referred to as “Employee”.
     WHEREAS, the Company desires to grant to the Employee a benefit to his Estate upon his death, and
     WHEREAS, the Compensation Committee of this Company has recommended such benefit to be paid to his Estate, and
     NOW THEREFORE, it is agreed that in consideration of the Employee working for the Company, it is agreed that:
     In consideration of his employment, if the Employee dies while in the employ of the Company, the Company agrees to pay to the beneficiaries of the Employee as stipulated in his Will, or designated by written notice to the Company from the Employee during his lifetime, or designated by operation of law if the Employee dies intestate, an amount equal to one hundred percent (100%) of the salary paid to the Employee for the last calendar year prior to the death, for a period of five (5) years following the decease of said Employee; said sum to be payable in quarterly installments to said beneficiaries of said deceased Employee.
     The parties hereto have set their hands the day and year first above written.

FOREST CITY ENTERPRISES, INC.
/s/ CHARLES A. RATNER
Charles A. Ratner, President

/s/ THOMAS G. SMITH
Thomas G. Smith, Secretary

/s/ ROBERT G. O’BRIEN
Robert G. O’Brien, Employee